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                                                                       EXHIBIT 5



                               November 21, 1994



Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, WI  53202

Ladies and Gentlemen:

  Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Firstar Corporation (the "Corporation") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of Common Stock of the Corporation, $1.25 par value ("Common Stock"), the associated rights to purchase Series C Preferred Stock of the Corporation (the "Preferred Share Purchase Rights"), and the Series D Convertible Preferred Stock, $1.00 par value, of the Corporation ("Preferred Stock"), issuable in connection with the merger (the "Merger") of Firstar Corporation of Wisconsin ("FCW"), and First Colonial Bankshares Corporation ("First Colonial"), as described in the Proxy Statement-Prospectus included in the Registration Statement.

  As Senior Vice President and General Counsel of the Corporation, I am familiar with the restated Articles of Incorporation and the Bylaws of the Corporation and with its affairs. I also have examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as I have deemed necessary or appropriate to enable me to render this opinion.

  Based upon the foregoing, it is my opinion that:

  (1) The Corporation is duly incorporated and validly existing as a corporation under the laws of the State of Wisconsin.

  (2) The shares of Common Stock of the Corporation when issued upon the effectiveness of the Merger and delivered to the holders of common stock of First Colonial will be legally issued, fully-paid and non-assessable, except that Section 180.0622 of the Wisconsin Business Corporation Law, and judicial interpretations thereof, impose liability upon shareholders for unpaid wage claims of the Corporation's employees, not exceeding six months' service in any one case.





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Firstar Corporation
November 21, 1994
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  (3)  The shares of Preferred Stock of the Corporation when issued upon the effectiveness of the Merger and delivered to the holders of Series C Preference stock of First Colonial will be legally issued, fully-paid and non-assessable, except that Section 180.0622 of the Wisconsin Business Corporation Law, and judicial interpretations thereof, impose liability upon shareholders for unpaid wage claims of the Corporation's employees, not exceeding six months' service in any one case.

  (4) The issuance of the Preferred Share Purchase Rights with the Common Stock as set forth above has been duly and validly authorized by all necessary corporate action.

  I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and I further consent to the use of my name in the Registration Statement under the caption "OPINIONS." In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

                                    Very truly yours,

                                    /s/ Howard H. Hopwood III
                                    --------------------------
                                    Howard H. Hopwood III
                                    Senior Vice President
                                    and General Counsel